Exhibit 99.2

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950

Candace Leeds V.P. of Public Affairs (212) 521-2416

Darren Daugherty Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

CAROLINA GROUP REPORTS NET INCOME
FOR THE FIRST QUARTER OF 2006

NEW YORK, May 2, 2006—Loews Corporation (NYSE:LTR; CG) today reported Carolina Group net income for the 2006 first quarter of $150.1 million, compared to $118.5 million in the 2005 first quarter. Net income attributable to Carolina Group stock for the first quarter of 2006 was $67.6 million, or $0.86 per share of Carolina Group stock, compared to $46.5 million, or $0.68 per share in the comparable period of the prior year.

The increase in net income attributable to Carolina Group stock for the first quarter of 2006, as compared to the comparable period of the prior year, is due to improved overall results of the Carolina Group and reflects an increase in the amount of Carolina Group shares. Carolina Group stock represents a 45.04% and 39.20% economic interest in the Carolina Group for the three months ended March 31, 2006 and 2005, respectively.

Loews Corporation sold 10,000,000 shares of Carolina Group stock in November of 2005. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group shares.

Net sales for the Carolina Group were $854.8 million in the first quarter of 2006, compared to $795.1 million in the 2005 first quarter, reflecting a decrease in sales promotion expenses (accounted for as a reduction in net sales) and an increase in unit sales volume of 3.3%.

Results of operations of the Carolina Group include interest expense of $19.3 million and $22.4 million, net of taxes, for the three months ended March 31, 2006 and 2005, respectively, on notional intergroup debt. At March 31, 2006, $1.53 billion principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of March 31, 2006, there were 78,278,496 shares of Carolina Group stock outstanding representing a 45.06% economic interest. Depending on market conditions, the Company may purchase, from time to time in the open market or otherwise, shares of Carolina Group stock for the Carolina Group account.

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A separate press release reporting Loews Corporation’s consolidated results for the first quarter of 2006 is being issued contemporaneously with this report.

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Tuesday, May 2, 2006. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	Three Months Ended
	March 31,
	2006	2005
	(Amount in millions,
	except per share data)

Net sales (a)	$854.8	$795.1

Cost of sales (a) (b)	511.7	486.7
Selling, advertising and administrative	92.9	90.0

Total operating costs and expenses	604.6	576.7

Operating income	250.2	218.4
Investment income and other (c)	26.0	12.2
Interest expense	(31.5)	(36.6)

Interest before income taxes	244.7	194.0
Income taxes	94.6	75.5

Net income	150.1	118.5
Earnings attributable to the Loews Group intergroup interest (d)	82.5	72.0

Income attributable to Carolina Group shareholders (e)	$67.6	$46.5

Per share of Carolina Group stock	$0.86	$0.68

Weighted diluted number of shares	78.33	68.07

Notional intergroup debt owned by the Carolina Group to the Loews Group
March 31, 2006	$1,525.3
December 31, 2005	1,626.9

(a)	Includes excise taxes of $163.9 and $156.2 for the respective periods.
(b)	Includes charges of $217.0 and $198.7 ($133.1 and $121.4 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)	Includes income from limited partnership investments of $6.6 and $3.9 ($4.0 and $2.4 after taxes) for the respective periods.
(d)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflects share equivalents amounting to 95,445,000 shares of 173,723,496 share and share equivalents outstanding at March 31, 2006 and share equivalents amounting to 105,445,000 shares of 173,472,309 share and share equivalents outstanding at March 31, 2005. As of March 31, 2006, there were 78,278,496 shares of Carolina Group stock outstanding.

(e)	Represents 45.04% and 39.20% of the economic interest in the Carolina Group for the respective periods presented.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	Three Months Ended
	March 31,
	2006	2005

Full Price Brands

Total Newport	7,777,665	7,521,694
Total Kent Family	146,016	174,495
Total True	120,918	137,592
Total Max	8,157	9,591
Total Satin	1,188	1,596

Total Full Price Brands	8,053,944	7,844,968

Price/Value Brands

Total Old Gold	183,816	191,319
Total Maverick	230,352	177,432

Total Price/Value Brands	414,168	368,751

Total Domestic Cigarettes	8,468,112	8,213,719

Total Puerto Rico and U.S. Possessions	187,968	166,764

Grand Total	8,656,080	8,380,483

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.